Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-107500 and 333-117678) pertaining to the Danaher Corporation & Subsidiaries Savings Plan of our reports dated June 22, 2007, with respect to the financial statements and schedules of the Danaher Corporation & Subsidiaries Savings Plan included in this Annual Report (Form 11-K) for the period from December 27, 2006 through December 31, 2006 and the year ended December 26, 2006.

/s/ Ernst & Young LLP

Baltimore, Maryland

June 25, 2007